Exhibit 10.2

CREDIT AGREEMENT

This Credit Agreement (this “Agreement”) is made as of the 1st day of July, 2025 by and between Roundhouse Electric & Equipment & Co., Inc., a Texas Corporation (“Roundhouse”), having an address at 2224 South Grandview Avenue, Odessa, Texas, 79766, Longhorns Acquisition LLC, a Delaware limited liability company (“Longhorns”), having an address at 10 South Riverside Plaza, Suite 1520, Chicago, Illinois 60606 (collectively, the “Borrower”) and Main Street Bank, a banking corporation organized pursuant to the laws of the Commonwealth of Massachusetts, with a principal place of business at 81 Granger Boulevard, Marlborough, Massachusetts 01752 (the “Lender”).

RECITALS

A.         The Borrower and the Lender hereby desire to enter into this Agreement in order to establish a revolving demand line of credit facility by the Lender in favor of the Borrower, the proceeds of which are to be used by the Borrower for working capital and general corporate purposes;

B.         The Borrower and the Lender also hereby desire to establish a term loan facility by the Lender in favor of the Borrower, the proceeds of which are to be used to (i) assist in the purchase of the assets of the Seller and the equity of the Target and (ii) pay fees and expenses in connection with such purchase; and

C.         The Borrower and the Lender also hereby desire to establish a non-revolving equipment guidance line of credit facility by the Lender in favor of the Borrower, the proceeds of which are to be used by the Borrower for the purchase of equipment and vehicles.

AGREEMENTS

The Borrower and the Lender hereby respectively act and agree as follows:

1.         Definitions.

(a)         Defined Terms. As used in this Agreement, the following capitalized terms shall have the meanings there indicated:

“Adjusted EBITDA” means EBITDA plus management fees and adjustments (positive or negative) as mutually agreed to by Borrower and Lender.

“Affiliate” means, with respect to any Person, another Person that directly or indirectly Controls, or is Controlled by, or is under common Control with the Borrower.

“Aggregate Equipment Advances” means the aggregate principal amount of all Equipment Advances from the Lender to the Borrower outstanding at any time.

“Aggregate Revolving Advances” means the aggregate principal amount of all Revolving Advances from the Lender to the Borrower outstanding at any time.

“Assignments of Life Insurance” means, collectively, (i) that certain collateral assignment of life insurance to be executed by the Borrower in favor of the Lender under the terms and conditions of Section 6.1(z) below, pursuant to which the Borrower pledges to the Lender its rights under a certain life insurance policy insuring the life of Miles Mamon in an amount equal to $1,000,000.00, as more particularly provided therein, as may be amended, modified, or extended from time to time and (ii) that certain collateral assignment of life insurance to be executed by the Borrower in favor of the Lender under the terms and conditions of Section 6.1(z) below, pursuant to which the Borrower pledges to the Lender its rights under a certain life insurance policy insuring the life of Lee Hudson in an amount equal to $1,000,000.00, as more particularly provided therein, as may be amended, modified, or extended from time to time.

“Availability Date” means up to November 1, 2026, or any extended Availability Date approved by the Lender from time to time in the future.

“Bank Product Obligation(s)” shall mean each obligation and liability of the Borrower, absolute or contingent, due or to become due, now existing or hereafter arising or contracted, under each agreement to which the Borrower and the Lender and/or any Affiliate of the Lender are parties, relating to any of the following products, services or facilities extended by the Lender or any Affiliate of the Lender to the Borrower: (i) cash management services and ACH transactions; (ii) commercial credit card and merchant card services; and (iii) other banking products and services as may be requested by the Borrower and provided by the Lender or any Affiliate of the Lender from time to time.

“Business Day” means any day which is not a Saturday, a Sunday or a public holiday under the laws of the United States of America or the Commonwealth of Massachusetts applicable to a banking association.

“Capital Expenditures” means, for the applicable period, the aggregate amount of payments made by a Person for the rental, lease, purchase, construction or use of any property (including any payments made under Capital Leases), the value or cost of which, under GAAP, would be capitalized on such Person’s balance sheet.

“Capital Assets” means assets that, in accordance with GAAP, are required or permitted to be depreciated on a balance sheet.

“Capital Lease” means any lease of a Capital Asset that, in accordance with GAAP, would be capitalized on a balance sheet.

“Change of Control” means any of the following: (i) any person or group of persons (within the meaning of the Securities Exchange Act of 1934) shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the Securities and Exchange Commission under the Securities Exchange Act of 1934) of any of the issued and outstanding stock of Borrower.

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“Closing Date” means July 1, 2025

“Collateral” means any collateral pledged by the Borrower to the Lender as security for its obligations under the Loan Documents, including any collateral pledged pursuant to the Security Agreement and the Assignments of Life Insurance.

“Control” means the ability, whether directly or indirectly, to exercise voting power, by contract or otherwise. “Controlling” and “Controlled” have meanings correlative thereto. Without limiting the generality of the foregoing, a Person shall be deemed to be Controlled by another Person if such other Person possesses, directly or indirectly, power to vote 51% or more of the securities having ordinary voting power for the election of directors, managing general partners or the equivalent.

“Debt Service Coverage Ratio” means, for the applicable period tested, the ratio of (a) Adjusted EBITDA less (i) Distributions paid in cash, (ii) internally-funded Capital Expenditures, (iii) management fees paid in cash and (iv) taxes paid in cash, to (b) Debt Service Requirements.

“Debt Service Requirements” means, for the applicable period tested, (a) current maturities of long-term Indebtedness actually paid in cash, plus (b) the Interest Expense actually paid in cash under Indebtedness and Capital Leases, all as determined in accordance with GAAP.

“Default Event” means any event which, with the giving of notice or the lapse of time or both, would become an Event of Default.

“Distributions” means amounts paid or payable (without duplication) as dividends, distributions, or owner withdrawals, and includes any purchase, redemption or other retirement of any ownership interest directly or indirectly through a subsidiary or otherwise and includes returns of capital to members, shareholders or partners plus, amounts paid or payable pursuant to the Phantom Stock Grant Agreements.

“EBITDA” means, for the applicable period and as determined in accordance with GAAP, net income before Interest Expense, taxes, depreciation and amortization.

“Equipment Advance” means an advance made pursuant to the Equipment Loan.

“Equipment Loan” means that certain non-revolving equipment guidance line of credit facility under Section 2.3 in the maximum principal amount of the Equipment Loan Commitment.

“Equipment Master Note” means a certain Non-Revolving Equipment Guidance Line of Credit Master Note” of even date herewith by the Borrower in favor of Lender in the maximum principal amount of the Equipment Loan Commitment.

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“Equipment Term Notes” means those certain Equipment Term Promissory Notes by Borrower in favor of Lender which may be issued from time to time pursuant to the terms of the Equipment Master Note and Section 2.3 of this Credit Agreement.

“Equipment Loan Commitment” means Seven Hundred Fifty Thousand and 00/100 Dollars ($750,000.00).

“Equipment Loan Maturity Date” means, with respect to each Equipment Term Note, the Maturity Date, as such term is defined in each Equipment Term Note.

“Equipment Notes” means, collectively, the Equipment Master Note and the Equipment Term Notes.

“ERISA” means the Employee Retirement Income Security Act of 1974, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“Event of Default” means as defined in Section 7.1 provided further that any reference to the continuance of an Event of Default, a continuing Event of Default, or similar language in this Agreement or in any other Loan Document shall mean any Event of Default which has occurred and has not been cured or waived in writing by the Lender.

“Excess Cash Flow” means, for the applicable period, the amount determined in clause (a) of the definition of “Debt Service Coverage” which is in excess of the amount necessary to satisfy the Debt Service Coverage Ratio set forth in Section 6.1(b)(i) hereinbelow. For the avoidance of doubt, Excess Cash Flow shall exclude any amount necessary to make tax Distributions to the Parent.

“GAAP” means generally accepted accounting principles consistently applied.

“Indebtedness” means the total of all obligations of a Person, whether current or long-term, which in accordance with GAAP would be included as liabilities upon such Person’s balance sheet at the date as of which Indebtedness is to be determined, and shall also include guaranties, endorsements (other than for collection in the ordinary course of business) or other similar arrangements whereby responsibility is assumed for the obligations of others, whether by agreement to purchase or otherwise acquire the obligations of others, including any agreement, contingent or otherwise, to furnish funds through the purchase of goods, supplies or services for the purpose of payment of the obligations of others.

“Interest Expense” means, with respect to any period of computation thereof, the consolidated gross interest expense of the Borrower and its Subsidiaries paid or accrued for such period, including, without limitation, (i) amortization of debt discounts, (ii) amortization of all fees payable in connection with the incurrence of Indebtedness to the extent included in interest expense, and (iii) the portion of any liabilities incurred in connection with Capital Leases allocable to interest expense, all determined on a consolidated basis in accordance with GAAP.

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“Internal Revenue Code” means the Internal Revenue Code of 1986, as the same may be amended or supplemented from time to time, and any successor statute of similar import, and the rules and regulations thereunder, as from time to time in effect.

“IP Security Agreement” means that certain IP Security Agreement of even date herewith from the Borrower to the Lender, as such agreement may be amended, restated or replaced from time to time.

“Key Customer Contracts” means the top ten (10) customers or vendors of the Borrower disclosed on the Seller disclosure schedule 5.7(a) attached to the Purchase Agreement.

“Lien” means any mortgage, pledge, assignment, lien, charge, encumbrance or security interest of any kind whatsoever, or the interest of a vendor or lessor under a conditional sale, title retention, or capital lease.

“Loan Documents” means, collectively, the Notes, this Agreement, the Security Agreement, the IP Security Agreement, the Assignments of Life Insurance and all other documents executed by Borrower in connection with this Agreement.

“Loans” means, collectively, (i) the Equipment Loan, (ii) the Revolving Loan, and (iii) the Term Loan.

“Material Adverse Change” means, since any specified date or from the circumstances existing immediately prior to the happening of any specified event, a significant and material adverse change in (a) the business, assets, financial condition or income of the Borrower, taken as a whole, (b) the ability of the Borrower, taken as a whole, to perform material obligations under this Agreement or the other Loan Documents, (c) a material impairment of the rights and remedies of the Lender under this Agreement or the other Loan Documents, or (d) the ability of the Borrower to operate or conduct business in all material respects in the manner in which it generally conducts or operates its business.

“Material Contracts” shall be as defined in Section 5.4 hereinbelow.

“Notes” means, collectively, (i) the Equipment Notes, (ii) the Revolving Note and (iii) the Term Note.

“Obligations” means all loans, advances, debts, liabilities, obligations, agreements, undertakings, covenants and duties owing or to be performed or observed by Borrower to or in favor of Lender, of every kind and description, direct or indirect, absolute or contingent, due or to become due, now existing or hereafter arising (whether or not evidenced by any Notes, or other instrument; for the payment of money; arising out of this Agreement or any other instrument of the Borrower in favor of Lender in connection with the Agreement; or arising out of or relating to transactions described herein), including without limitation all costs and expenses as set forth below and all other interest, fees, charges, and amounts chargeable to the Borrower under this Agreement or otherwise.

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“Operating Accounts” means demand deposit accounts to be established and maintained by the Borrower with the Lender, which accounts shall serve as the Borrower’s primary operating accounts, measured by at least 80% of all monthly banking transactions, by number of transactions, are coming in or going out of accounts held by the Lender as a percent of all banking transactions at all of Borrower’s accounts, wherever located. Notwithstanding the foregoing, the Borrower shall have 180 days from the Closing Date to comply with the testing requirement in the preceding sentence.

“Parent” means Kingsway Search Xcelerator Inc., a Delaware corporation.

“PBGC” means the Pension Benefit Guaranty Corporation.

“Permitted Indebtedness” means, collectively, (i) Indebtedness owed to the Lender, (ii) the existing Indebtedness (including Capital Leases) set forth on Schedule 3(j) attached hereto, (iii) Indebtedness under the Seller Note or pursuant to the Earnout, (iv) Indebtedness of a Borrower owing to another Borrower, (v) guarantees by any Borrower of any of its subsidiaries, (vi) Indebtedness in favor of insurance companies (or their affiliates) consisting of the financing of insurance premiums, (vii) unsecured Indebtedness to trade creditors, (viii) contingent obligations owed to any Person providing workers’ compensation, health, disability or other employee benefits or property, casualty or liability insurance, (ix) unsecured Indebtedness (other than for borrowed money) in respect of netting services, overdraft protections and otherwise arising from treasury, depository, credit card, debit card, cash pooling and cash management services or in connection with any automated clearing-house transfers of funds, overdraft or any similar services, (x) to the extent constituting Indebtedness, liability arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of business, (xi) Indebtedness consented to in writing by the Lender in advance of the incurrence of such Indebtedness, (xii) Indebtedness secured by Permitted Liens in an amount not to exceed $200,000 in the aggregate, and (xiii) Indebtedness incurred in the ordinary course of business of the Borrower, and extensions, refinancings, modifications, amendments and restatements of any items of Permitted Indebtedness above. The Seller Note shall be deemed to be Permitted Indebtedness so long as it is, at all times, subject and subordinate to the Loans and the Obligations pursuant to the terms and conditions of the Subordination Agreement.

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“Permitted Investments” means (i) direct obligations of the United States of America or any agency or instrumentality thereof or obligations backed by the full faith and credit of the United States of America maturing in twelve (12) months or less from the date of acquisition; (ii) demand deposits, time deposits or certificates of deposit maturing within twelve (12) months held with Lender or in commercial banks whose obligations are rated A-1, A or the equivalent or better by Standard & Poor’s on the date of acquisition, (iii) investments consisting of the endorsement of negotiable instruments for deposit or collection or similar transactions in the ordinary course of Borrower’s business, (iv) Investments received in the ordinary course of business in satisfaction or partial satisfaction thereof from financially troubled Account Debtors (as defined in the Uniform Commercial Code) to the extent reasonably necessary to prevent or limit loss, (v) investments (including Indebtedness obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of business, (vi) investments consisting of loans and advances to employees in the ordinary course of business for travel, relocation and other activities undertaken on behalf of the Borrower and its business in an aggregate amount not to exceed $10,000 outstanding at any time, (vii) investments by a Borrower in another Borrower, (viii) accounts receivable arising and trade credit granted in the ordinary course of business, and (ix) existing Liens set forth on Schedule [ ].

“Permitted Liens” means, collectively, (i) warehousemen’s, mechanics’, materialmen’s, carriers’, workmen’s, suppliers’, repairmen’s and other similar Liens arising by operation of law in the ordinary course of the Borrower’s business, (ii) existing Liens set forth on Schedule 3(j) attached hereto, (iii) Liens in favor of the Lender, (iv) purchase money security interests in tangible personal property purchased or leased and useful for Borrower’s business where the security interest covers only such property and secures only the cost thereof and do not exceed $200,000 in the aggregate, (v) Liens for taxes, assessments or other governmental charges that (a) are not delinquent or (b) are being contested in good faith by appropriate proceedings that stay the enforcement of such Liens; provided, that, such Liens shall have no effect on the priority of the Liens in favor of the Lender and a stay of enforcement of any such Lien shall be in effect., (vi) pledges and deposits made in the ordinary course of business in compliance with workers’ compensation, unemployment insurance and other social security laws or regulations, (vii) deposits to secure the performance of bids, trade contracts, leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case in the ordinary course of business, (viii) customary Liens and rights of setoff upon deposits in favor of depository institutions and Liens of a collecting bank on payment items in the course of collection, (ix) judgments and attachments that do not result in an Event of Default, (x) easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business that do not secure any monetary obligations and do not materially detract from the value of the affected property, (xi) Liens on premium refunds and insurance proceeds granted in favor of insurance companies (of their financing affiliates) solely in connection with the financing of insurance premiums in the ordinary course of business, (xii) non-exclusive licenses or sublicenses of intellectual property granted by Borrower in the ordinary course of business

“Person” means an individual, entity, corporation, partnership, limited partnership, limited liability company, limited liability partnership, joint venture, trust, or unincorporated organization, or a government or any agency or political subdivision thereof.

“Phantom Stock Grant Agreements” mean those Phantom Stock Grant Agreements being made and entered into simultaneously with the closing of the transactions contemplated by the Purchase Agreement by and between the Company and each of Lee Hudson and Adrian Gonzales.

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“Property” or “Properties” means all real property, both owned and leased of the Borrower.

“Purchase Agreement” means that certain Stock Purchase Agreement of even date herewith by and among the Borrower, the Seller, Target and the other parties thereto, as may be amended, modified, or extended from time to time.

“Purchase Documents” means, collectively, (a) the Purchase Agreement, (b) any other documents and instruments causing the transfer or conveyance by Seller to Borrower of the stock of Target under the Purchase Agreement, and (c) all other documents or deliverables to be provided by any party as set forth in the Purchase Agreement.

“Revolving Advance” shall be as defined in Section 2.1(a) below.

“Revolving Loan” shall be the revolving demand line of credit facility established under Section 2.1 of this Agreement.

“Revolving Loan Commitment” shall mean Five Hundred Thousand and 00/100 Dollars ($500,000.00).

“Revolving Note” means a certain Revolving Demand Line of Credit Note of even date herewith by the Borrower payable to the order of the Lender in the maximum principal amount of the Revolving Loan Commitment, as may be amended, modified, or extended from time to time.

“Security Agreement” means a certain Omnibus Security Agreement of even date herewith by and between Borrower and the Lender, pursuant to which Borrower has granted to the Lender a first priority security interest in all assets of Borrower, as may be amended, modified, or extended from time to time.

“Seller” means collectively, Armando Gonzales and Lee Hudson.

“Senior Funded Debt” means all outstanding Indebtedness owed to (i) the Lender by the Borrower in accordance with the terms of the Loan Documents and (ii) any other Person for Indebtedness that is secured by a first priority Lien on property of the Borrower which is permitted hereunder but excluding all real estate lease obligations.

“Senior Funded Debt Ratio” means, for any fiscal period of the Borrower, the ratio of (a) the Borrower’s Senior Funded Debt outstanding as at the end of such period, to (b) Adjusted EBITDA for such period.

“Subsidiary” or “Subsidiaries” means any partnership, corporation, association, trust, limited liability company or partnership or other business entity of which Borrower shall at any time own directly or indirectly through a Subsidiary or Subsidiaries at least a majority of the outstanding equity or beneficial interests.

“Target” means Roundhouse.

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“Term Loan” means the term loan facility established under Section 2.2 of this Agreement.

“Term Loan Amount” means Eleven Million and 00/100 Dollars ($11,000,000.00).

“Term Loan Maturity Date” means July 1, 2035.

“Term Note” means a certain Term Loan Note of even date herewith by Borrower to the order of Lender in the original principal amount of the Term Loan Amount, as may be amended, modified, or extended from time to time.

“Total Funded Debt” means, with respect to the Borrower, all Indebtedness for borrowed money (including the Obligations), all Indebtedness evidenced by notes, bonds, debentures, or similar instruments (but excluding trade payables incurred in the ordinary course of such Borrower’s business), and also including Indebtedness consisting of guaranties of Total Funded Debt of other Persons but excluding all real estate lease obligations.

“Total Funded Debt Ratio” means, for any fiscal period of the Borrower, the ratio of (a) Total Funded Debt outstanding as at the end of such period, to (b) Adjusted EBITDA for such period.

“Uniform Commercial Code” means that Uniform Commercial Code as in effect in the applicable jurisdiction where the Borrower maintains its legal existence or in such other jurisdiction as may affect attachment or perfection of any of the Liens granted under the Loan Documents.

“Vehicle Title” means an original certificate of title with respect to any vehicle owned by the Borrower, with respect to which a statute provides for a security interest to be indicated on the certificate as a condition or result of the security interest’s being perfected or obtaining priority over the rights of a secured creditor with respect to the vehicle covered by such certificate of title.

(b)         Use of Defined Terms. Any defined term used in the plural preceded by the definite article shall be taken to encompass all members of the relevant class. Any defined term used in the singular preceded by “any” shall be taken to indicate any number of the members of the relevant class. All references to the Borrower in this Agreement shall be deemed to include, where the context permits, any Subsidiary of the Borrower. References to a particular statute or regulation include all rules and regulations thereunder and any predecessor or successor statute, rules or regulation, in each case as amended or otherwise modified from time to time. Accounting terms that are not otherwise expressly defined herein shall have the meanings (if any) ascribed to them under GAAP. References to a particular Person include such Person’s successors and assigns to the extent not prohibited by this Agreement. Unless the context of this Agreement otherwise clearly requires, references to the plural include the singular, the singular the plural and the part the whole.

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2.         Terms of the Loans.

2.1         Revolving Loan.

(a)    General Terms. Subject to the terms and conditions of this Agreement (including any conditions precedent set forth herein) and prior to DEMAND by Lender for repayment of the indebtedness evidenced by the Revolving Note, Lender will make loans to the Borrower in such amounts as requested by the Borrower (each, a “Revolving Advance”), provided that no Revolving Advance shall be made if such Revolving Advance, together with the sum of the Aggregate Revolving Advances, would exceed the Revolving Loan Commitment. The credit facility established under this Section 2.1 is a revolving demand line of credit such that, subject to the limitations of this Section and the Borrower’s compliance with the terms and conditions of this Agreement and prior to DEMAND for repayment by Lender, the Borrower may borrow, re-pay, and re-borrow Revolving Advances. Notwithstanding the definition of “Revolving Loan Commitment” in Section 1, nothing contained in this Agreement shall be construed to obligate Lender to make any Revolving Advance after DEMAND by Lender for repayment of indebtedness evidenced by the Revolving Note or the earlier termination of this Agreement under Section 7, but Lender may choose to do so in its sole discretion.

(b)    Evidence of Indebtedness of the Revolving Loan. The Borrower’s obligation to repay each Revolving Advance shall be evidenced by the Revolving Note, and the principal amount of each Revolving Advance shall be added to the principal balance due under the Revolving Note. The Revolving Note is hereby incorporated herein by reference.

(c)    Use of Revolving Advances. The Borrower shall use any Revolving Advance for working capital and general corporate purposes.

(d)    Requests for Revolving Advances. The Borrower shall give Lender written notice by no later than 1:00 p.m. East Coast time on any Business Day on which it requests a Revolving Advance, specifying the amount and date of funding of each Revolving Advance requested. Provided that Borrower has satisfied any conditions precedent for the advance of such Revolving Advance set forth in this Agreement, the Lender shall make the Revolving Advance to the Borrower within a reasonable period of time by crediting the Borrower’s demand deposit account with the Lender or as otherwise directed in writing by the Borrower.

(e)    Interest Rate Applicable to Revolving Advances. Interest shall accrue on the Aggregate Revolving Advances as set forth in the Revolving Note.

(f)    Payments.

i.	Monthly Interest. The Borrower shall make monthly payments of accrued interest in arrears on the outstanding principal balance of the Aggregate Revolving Advances as set forth in the Revolving Note.

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ii.

Compliance with Revolving Loan Commitment. The Borrower shall repay the Aggregate Revolving Advances in part from time to time in such principal amounts as may be necessary to ensure that the sum of the Aggregate Revolving Advances at no time exceeds the Revolving Loan Commitment. Such repayment shall occur immediately and there shall be no grace period or notice required to be given to Borrower.

iii.

DEMAND for Repayment. Upon the earliest to occur of (i) DEMAND by Lender for repayment of the Revolving Note and (ii) such other date as may be required by the terms of this Agreement (the “Revolving Repayment Date”), the Borrower shall pay to Lender the entire then unpaid balance of principal, interest, and other charges due under the Revolving Note. Notwithstanding the foregoing, the Borrower shall promptly make the aforementioned payment to the Lender, but in any event no later than five (5) days after the Revolving Repayment Date.

iv.

Charge to Borrower’s Accounts. The Borrower hereby authorizes Lender to charge any account maintained by Borrower with Lender for any payment due from Borrower under the Revolving Note or any of the other Loan Documents. In any of the foregoing cases, such authorization, however, does not obligate Lender so to charge nor does it limit the Borrower’s obligation to make any payment when due.

(g)    Clear Period. The Borrower shall be required to repay all outstanding principal amounts owing under the Revolving Loan (such that no amount remains outstanding under the Revolving Loan) for a period of at least thirty (30) consecutive days in each calendar year (the “Clear Period”) that this Agreement remains in effect. The Borrower shall have the discretion to choose the Clear Period for such calendar year.

(h)    Annual Fee. On or prior to the Closing Date, the Borrower shall pay to the Lender an origination fee for the Revolving Loan totaling $2,500.00, and on each anniversary of the Closing Date for so long as the Revolving Loan has not been terminated, the Borrower shall pay to the Lender a renewal annual fee for the Revolving Loan totaling $2,500.00.

2.2         Term Loan.

(a)    General Terms. Subject to the terms and conditions of this Agreement (including any conditions precedent set forth herein), Lender hereby agrees to lend to Borrower, and Borrower hereby agrees to borrow from Lender, a term loan in the principal amount of the Term Loan Amount.

(b)    Evidence of Indebtedness for the Term Loan. The Borrower’s obligation to repay the Term Loan shall be evidenced by the Term Note. The Term Note is hereby incorporated herein by reference.

(c)    Use of Term Loan Proceeds. The Borrower shall use the proceeds of the Term Loan to (i) assist in the purchase of the equity of the Target and (ii) pay fees and expenses in connection with such purchase.

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(d)    Interest Rate Applicable to Term Loan. Interest shall accrue on the Term Loan as set forth in the Term Note.

(e)    Payments.

i.

Monthly Payments. The Borrower shall make monthly payments of accrued interest on the outstanding principal balance of the Term Note, along with monthly payments of principal, as set forth in the Term Note.

ii.

Excess Cash Flow Payments. In addition to the principal payments due under Section 2.2(e)(i) above, On the date that is five (5) Business Days (or such later date approved by the Lender in its sole discretion) after the satisfactory review by the Lender of the ECF Statement for any fiscal quarter, the Borrower shall, commencing with the fiscal quarter ending [September 30], 2025, prepay the then outstanding principal balance due under the Term Note in an amount equal to fifty (50%) percent multiplied by the amount of Excess Cash Flow (the “Excess Cash Flow Payment”); provided that, for such fiscal quarter, the Excess Cash Flow Payment required to be paid under this Section 2.2(e)(ii) shall not exceed $117,857.14 (“ECF Cap”). With respect to any fiscal quarter, if the Excess Cash Flow Payment is less than the ECF Cap, then such difference (the “ECF Deferred Portion”) will be accrued. With respect to any fiscal quarter, if the Excess Cash Flow Payment (excluding the ECF Deferred Portion) is greater than the ECF Cap, then the mandatory prepayment amount under this Section 2.2(e)(ii) will be in an amount equal to the ECF Cap plus any ECF Deferred Portion, but no more than the Excess Cash Flow Payment. Simultaneously with the delivery by the Loan Parties of the financial statements required to be delivered pursuant to Section 6.01(c) for each fiscal quarter, the Borrower shall deliver to the Lender a calculation (in such detail as the Lender may reasonably require) of the Excess Cash Flow for such fiscal quarter (the “ECF Statement”).

iii.

Term Loan Maturity Date. On the Term Loan Maturity Date or such earlier date as may be required under Section 7.2 below, the Borrower shall pay to Lender the entire then unpaid balance of principal, interest, and other charges due under the Term Note (the “Revolving Repayment Date”). The Borrower shall promptly make the aforementioned payment to the Lender, but in any event no later than five (5) days after the Term Repayment Date

iv.

Charge to Borrower’s Accounts. The Borrower hereby authorizes Lender to charge any accounts maintained by Borrower with Lender for any payment due from Borrower under the Term Note or any of the other Loan Documents. In any of the foregoing cases, such authorization, however, does not obligate Lender so to charge nor does it limit the Borrower’s obligation to make any payment when due.

(f)    Closing Fee. On or prior to the date hereof, the Borrower shall pay to the Lender a closing fee for the Term Loan totaling $110,000.00.

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2.3         General Terms for Equipment Loan (Non-Revolving Equipment Guidance Line of Credit).

(a)    Establishment of Equipment Loan. Prior to the Availability Date (or any extended or new Availability Dates hereafter if approved by the Lender from time to time in the future), subject to the terms and conditions hereinafter set forth and so long as no Default Event or Event of Default has occurred under this Credit Agreement, the Lender will make loans to the Borrower in such amounts as requested by the Borrower (each, an “Equipment Advance”) provided that no Equipment Advance shall be made hereunder if such Equipment Advance, together with the sum of the Aggregate Equipment Advances then outstanding under the Equipment Master Note would exceed the Equipment Loan Commitment. The credit facility established under this Section 2.3 is a non-revolving line of credit; sums borrowed and later prepaid, repaid or paid under the Equipment Loan may not be reborrowed. Notwithstanding the definition of “Equipment Loan Commitment” in Section 1, nothing contained in this Credit Agreement shall be construed to obligate Lender to make any Equipment Advances under the Equipment Loan after the earlier of (i) an Event of Default, or (ii) the Availability Date, but Lender may choose to do so in its sole discretion, and all such Equipment Advances shall in any event be secured by the Collateral.

(b)         Evidence of Indebtedness under Equipment Loan. The Borrower’s promise and obligation to repay each Equipment Advance shall be and hereby are evidenced by this Credit Agreement and by the Equipment Notes, and the principal amount of each Equipment Advance shall be added to the principal balance due under the Equipment Notes. The Equipment Notes are incorporated herein by reference and made a part hereof.

(c)         Use of Equipment Advances. The Borrower shall use the proceeds of each Equipment Advance to purchase equipment and vehicles.

(d)         Requests for Equipment Advances. The Borrower shall make written requests for Equipment Advances on the form attached hereto as Exhibit 2.3(d) entitled “Request for Advance”. Each request for an Advance under this Credit Agreement and Equipment Master Note may be in an amount up to (i) eighty percent (80%) of the invoiced cost of any equipment or vehicle purchased by Borrower. Each request for an Advance shall be accompanied by (i) a copy of the applicable invoices, purchase order, purchase agreement or other evidence of acquisition and payment of such equipment or vehicle reasonably satisfactory to the Lender, (ii) an independent appraisal setting forth the value of any equipment being purchased or other evidence of the value of any equipment being purchased reasonably satisfactory to Lender; provided that an independent appraisal shall only be required for pre-owned equipment or vehicles being purchased by the Borrower and (iii) a covenant compliance certificate submitted by the Borrower and certifying to its compliance with the financial covenants set forth in Section 6.1(b) herein (the Borrower hereby agreeing to test any such financial covenants on a pro forma basis, as applicable, prior to making any such purchase to ensure compliance therewith), and (iv) a insurance certificate for the new equipment or vehicle, within 30 days of acquisition, listing the Lender as lienholder. The Lender agrees to make the Equipment Advance to the Borrower within a reasonable period of time by crediting the Borrower’s Operating Account or as otherwise directed in writing by the Borrower, or determined by the Lender, so long as the Borrower has satisfied the conditions precedent for the funding of such Equipment Advance set forth in this Section 2.3 and in Section 4.1 of this Credit Agreement. With respect to each advance made by Lender under the Equipment Master Note, Borrower acknowledges that (i) purchased equipment is covered by the Lender’s existing lien on all assets of the Borrower and will sign or provide any documentation necessary to the Lender to perfect said lien on the purchased equipment and (ii) for any vehicles purchased with an Equipment Advance, within sixty (60) days of such purchase, the Lender shall be notated as lienholder on the Vehicle Titles delivered into Lender’s possession with the Registry of Motor Vehicles for any such state where the vehicle has been registered. All vehicle title transfer and registration costs shall be borne by the Borrowers. The Borrower shall reimburse the Lender for any reasonable and documented out-of-pocket costs incurred by the Lender in perfecting or releasing its lien on any Vehicle Titles. The Borrower shall execute and deliver any additional documents reasonably required by the Lender to evidence the Lender’s first priority security interest in all such Vehicle Titles.

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(e)         Interest Rate. Interest for each Equipment Term Note will be fixed and determined three (3) business days prior to each Equipment Advance and shall accrue at the Federal Home Loan Bank of Boston Seven-Year Classic Advance Rate plus two and one-half of one percent (2.50%), rounded to the nearest one-eight (0.125%) percent, but in no event shall the interest rate be less than seven percent (7%), all as set forth in each Equipment Term Note. Interest shall at all times be calculated on a 360-day year and shall accrue and be payable on the actual number of days elapsed.

(f)         Payments.

(1)         Payments. Simultaneous with each Equipment Advance made by the Lender to the Borrower, the Borrower shall execute and deliver to the Lender an Equipment Term Note in the amount of such Equipment Advance. All outstanding principal under each Equipment Term Note shall be due and payable on the applicable Equipment Loan Maturity Date.

(2)         Payments by Lender. The Borrower hereby authorizes the Lender to automatically deduct from the Operating Account, or any successor or replacement accounts maintained with the Lender, the amount of any payment due under or in connection with the Equipment Loan, including without limitation, any payments required by this Section 2.3(f). If the funds in the Operating Account are insufficient to cover any payment due under the Equipment Loan, the Lender shall not be obligated to advance funds to cover the payment. The failure of the Lender so to charge any account or to give any such notice shall not affect the obligation of the Borrower to pay interest, principal, fees, expenses, or other sums as provided under the Equipment Note and this Credit Agreement.

(g)         Origination Fee. On or prior to the date hereof, the Borrower shall pay to the Lender an origination fee for the Equipment Loan totaling $1,875.00.

(h)         Advance Fee. At the time of funding each Equipment Advance, the Borrower shall pay to the Lender a funding fee equal to one-half of one percent (0.50%) of the amount of such Equipment Advance.

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2.4         Notations Reflecting Loans. The Borrower hereby irrevocably authorizes the Lender to make or cause to be made on the books of the Lender, at or following the time of making each Loan (and each Revolving Advance and Equipment Advance) and of receiving any payment of principal, an appropriate notation reflecting such transaction and the then aggregate unpaid principal balance of the Loans. The amount so noted, and other regular entries by the Lender on its books with respect to interest and other charges, shall, absent manifest error, constitute presumptive evidence as to the amount owed by the Borrower with respect to principal of the Loans and with respect to interest and other charges.

2.5         Cross Default. Notwithstanding the Term Loan Maturity Date, and in addition to the Events of Default set forth in Section 7 below, any event of default under any loans by Lender or an Affiliate of Lender to Borrower (after satisfaction of any applicable notice and cure periods) shall constitute an Event of Default under this Agreement, and the Lender, in its sole discretion, may exercise any and/or all of its remedies under the Loan Documents.

3.         Security for Loans.

3.1.         Security. As security for the Obligations of the Borrower to Lender, the Borrower shall execute and deliver to Lender, or cause to be delivered to the Lender, among other things, the Security Agreement and the IP Security Agreement. All Obligations of the Borrower shall be secured by all Collateral. No Collateral shall be released from the Lien of the Security Agreement or the IP Security Agreement except upon termination of the loan commitments of all of the Loans and payment in full of all Obligations.

4.         Conditions to Loans.

4.1.         Information to be Provided to Lender. The funding of the first advance under the Loans is conditioned upon the Lender’s receipt of the following:

(a)         Loan Documents. The Borrower shall have executed and delivered to the Lender the Loan Documents.

(b)         Insurance. The Borrower shall furnish to the Lender (with evidence of payment of the premiums therefor) evidence satisfactory to Lender of the following insurance coverage for the Borrower:

(i)         an all-risk casualty insurance policy covering personal property owned by the Borrower, in an amount of not less than the full replacement value of such contents;

(ii)         cyber (including ransom, business interruption, data recovery and other standard coverage);

(iii)         such other hazard insurance as the Lender may reasonably require; and

(iv)         a general liability insurance policy in an amount not less than $1,000,000 per occurrence and $2,000,000 in the aggregate for injury to persons or property naming Lender as additional insured.

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Each policy of insurance shall be issued by a company reasonably approved by the Lender, shall provide that the interest of the Lender shall not be affected by any breach or violation by the Borrower, and shall provide at least thirty (30) days’ written notice to the Lender prior to any cancellations or modifications. If the Borrower fails to maintain the insurance required hereunder, or if any policy is canceled, reduced or not required, the Lender may, but shall not be obligated to, obtain such insurance, and the cost thereof shall be additional Indebtedness of the Borrower to the Lender hereunder.

(c)         Opinions. The Lender shall have received the following opinions of counsel to Borrower, which shall be in form and content reasonably satisfactory to the Lender and which shall be dated as of the date hereof: an opinion regarding the legal existence of the Borrower, the authority of the Borrower to execute the Loan Documents, and the enforceability of the Loan Documents under the laws of the Commonwealth of Massachusetts entered into by Borrower as of the date hereof.

(d)         Organizational Documents. The Lender shall have received certified copies of all organizational documents of the Borrower and all amendments thereto, as well as executed written consents for the Borrower evidencing its authority to perform the transactions contemplated by the Loan Documents in form and substance satisfactory to the Lender. The Lender shall have received (i) clear searches on the Borrower through the Office of Foreign Assets Control and (ii) all documentation necessary for Customer Identification Program and verification.

(e)         UCC and Other Searches. The Lender shall have received and approved searches of the appropriate UCC filing office and registry of deeds (if applicable) showing no security interests affecting the Borrower, other than those in favor of the Lender or approved in writing by Lender. At the Lender’s discretion, the Lender shall also have received and approved searches evidencing that the Borrower is not (i) involved in any pending litigation, (ii) the subject of any voluntary or involuntary petition in bankruptcy, and (iii) affected by any state or federal tax lien.

(f)         Reserved

(g)         Purchase Transaction.

(A)         True and correct copies of all material Purchase Documents; and

(B)         A search of the appropriate Uniform Commercial Code filing office showing no Lien affecting the assets of the Target after the closing contemplated by the Purchase Documents, except for any Liens which will be released upon the Borrower’s payment of the purchase price under the Purchase Documents.

(h)         Deposits with Lender. The Borrower shall have established deposit account(s) with the Lender totaling at least $400,000.

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(i)         Leases; Landlord Waivers. The Lender shall have received (i) copies of all lease agreements for the leased locations of Borrower and (ii) an executed landlord waiver agreement for each such leased location in form and substance satisfactory to the Lender.

(l)         Additional Documents. The Borrower shall provide Lender with such additional documents and information related to the transactions contemplated hereby as the Lender may reasonably request.

(m)         No Default. No Event of Default or Default Event shall have occurred under this Agreement or any of the other Loan Documents.

(n)         Background Checks. The Borrower shall provide Lender with any and all background checks and a summary of all customer calls and diligence conducted by the Borrower.

(o)         Key Customer Contracts. The Borrower shall provide Lender with copies of all Key Customer Contracts.

(p)         Covenant Compliance Certificate. The Borrower shall have delivered to the Lender a covenant compliance certificate for the Borrower demonstrating compliance with the financial covenants set forth in Section 6.1(b) herein on a pro forma basis.

(q)         Balance Sheet. The Borrower shall have delivered to the Lender closing and opening day balance sheets, in form and substance acceptable to the Lender.

4.2.         Additional Conditions to Loans by Lender. Upon the Lender’s establishment of the Loans in favor of the Borrower, the Lender’s obligation to make a Revolving Advance or an Equipment Advance under this Agreement is also conditioned upon the following:

(a)         Representations and Warranties. The Borrower’s representations and warranties set forth in Section 5 below shall be true and correct in all material respects on both the date of the Borrower’s request for any such Revolving Advance or Equipment Advance and the date that the Lender funds any such Revolving Advance or Equipment Advance (except that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date);

(b)         Default. There shall exist no Default Event or Event of Default on both the date of the Borrower’s request for any such Revolving Advance or Equipment Advance and the date that the Lender funds any such Revolving Advance or Equipment Advance;

(c)         Material Change. There shall not have occurred any Material Adverse Change on both the date of the Borrower’s request for any such Revolving Advance or Equipment Advance and the date that the Lender funds any such Revolving Advance; and

(d)         Officer Certificate. If requested by the Lender, the Lender shall have received a certificate signed by an Authorized Person of the Borrower as to the foregoing clauses (a) through (c) above.

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5.         Representations and Warranties.

5.1.         Borrower represents and warrants to the Lender that (a) Borrower is duly organized, validly existing corporation, limited liability company or limited partnership, as applicable, in good standing under the laws of the applicable jurisdiction, and is duly qualified to do business as a foreign corporation, limited liability company or limited partnership, as applicable, and in good standing under the laws of each other jurisdiction in which their businesses are conducted or properties are owned requires such qualification where the failure to be so qualified could have a material adverse effect; (b) the Borrower has full power to enter into and perform this Agreement, the Notes and other Loan Documents and has taken all necessary action to authorize, or to cause, the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents; (c) this Agreement, the Notes and the other Loan Documents constitute the legal, valid and binding obligations of the Borrower, enforceable in accordance with their terms; (d) the execution, delivery and performance of this Agreement, the Notes and the other Loan Documents will not violate any provision of any material provision of existing law or regulation applicable to the Borrower or of its governing documents or of any order or decree of any court, arbitrator or governmental authority applicable to it or of any material contractual undertaking to which it is a party or by which it may be bound; (e) no consents, licenses, approvals or authorizations of, exemptions by or registrations or declarations with, any governmental authority (other than the filing of UCC Financing Statements and trademark assignments) are required by the Borrower with respect to this Agreement, the Notes or the other Loan Documents, except, in each case, those consents, licenses, approvals, and/or authorizations which the failure to obtain could not reasonably be expected to result in a Material Adverse Change; (f) the Borrower has filed all Federal income and other material tax returns required to be filed by it and has paid all taxes due under this Agreement or under any assessment received by it, other than those being contested in good faith by appropriate proceedings and where appropriate reserves have been established; (g) except as set forth on Schedule 5.1 attached hereto, there is no action, suit or proceeding pending against, or to the Borrower’s knowledge threatened against or affecting the Borrower before any court, arbitrator or governmental authority which would be expected to result in a Material Adverse Change, or its ability to enter into and perform its obligations under this Agreement, the Notes or the other Loan Documents; and (h) the Borrower’s pro-forma balance sheet and the related statements of operations for the fiscal period then ended last provided to Lender, copies of which have been provided to the Lender, fairly present, in all material respects, the financial condition and results of operations of the Borrower as of such date and for such period, and there has occurred no Material Adverse Change since such date provided that, with respect to projected financial information, the Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time of preparation and at the time of delivery (it being understood that such projected information may vary from actual results).

5.2         Subsidiaries. Schedule 5.2 attached hereto correctly sets forth as of the Closing Date, as to each Subsidiary, its name, the jurisdiction of its organization, the number of shares of its capital stock (or membership interest) of each class outstanding and the number of such outstanding shares owned by the Borrower and its other Subsidiaries. Each such Subsidiary is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has all requisite power and authority to own and operate its properties and to carry on its business as now conducted. All of the outstanding capital stock (or membership interest) of each Subsidiary is validly issued, fully-paid and nonassessable, as applicable, and is owned by the Borrower or by the Borrower’s Subsidiaries as specified in Schedule 5.2, in each case free of any Lien (other than Permitted Liens) and other than restrictions imposed by applicable federal and state securities laws.

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5.3         Licenses, etc. Schedule 5.3 attached hereto accurately and completely lists all material authorizations, licenses (including without limitation, any intellectual property licenses (other than off the shelf licenses), permits and franchises of any public or governmental regulatory body which are necessary for the conduct of the business of the Borrower, as now conducted and the absence of which would result in a Material Adverse Change (such authorizations, licenses, permits and franchises, together with any extensions or renewals thereof, being herein sometimes referred to collectively as the “Licenses”). All of such Licenses are in full force and effect, are the only Licenses necessary for the conduct of the business of the Borrower as now conducted and the Borrower has fulfilled and performed all of its obligations with respect thereto and has full power and authority to operate thereunder.

5.4         Reserved.

5.5         Leases. The Borrower enjoys quiet possession under all leases of real property to which it is a party as lessee, and, to the knowledge of the Borrower, all of such leases are valid, subsisting and in full force and effect. None of such leases contains any provision restricting the incurrence of indebtedness by the lessee. All of such leases of the Borrower are listed on Schedule 5.5 attached hereto.

5.6         Intellectual Property. Schedule 5.6 attached hereto accurately and completely lists, as of the date hereof, all of the material intellectual property owned by the Borrower, if any.

6.         Covenants of the Borrower.

6.1.         Covenants. The Borrower covenants and agrees with the Lender as follows:

(a)         Loan Payments; Loan Proceeds. The Borrower shall pay all amounts due under the Notes at the times and places and in the manner provided by the Notes and in Section 2 above, and promptly pay when due all other amounts owing to Lender with respect to fees and otherwise as required by the Loan Documents.

(b)         Financial Covenants.

(i)

Debt Service Coverage Ratio. Borrower shall not permit the Debt Service Coverage Ratio to be less than 1.20 to 1.00 at any time, to be tested quarterly by Lender on a trailing twelve (12) month basis, commencing with the financial information provided for the fiscal quarter ending September 30, 2025.

(ii)

Maximum Senior Funded Debt Ratio. The Borrower shall maintain a Senior Funded Debt Ratio at all times of not more than 3.00 to 1.00, to be tested quarterly by Lender on a trailing twelve (12) month basis, commencing with the financial information provided for the fiscal quarter ending September 30, 2025.

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(iii)

Maximum Total Funded Debt Ratio. The Borrower shall maintain a Total Funded Debt Ratio at all times of not more than 4.00 to 1.00, to be tested quarterly by Lender on a trailing twelve (12) month basis, commencing with the financial information provided for the fiscal quarter ending September 30, 2025.

(iv)

Equity Cure. Notwithstanding anything to the contrary contained in this Section 6.1(b), for purposes of determining whether the Borrower has failed to comply with any covenant contained in Section 6.1(b) that is calculated by using Adjusted EBITDA or EBITDA, the Borrower shall have the right, in its sole discretion, (the “Cure Right”) to increase EBITDA for any fiscal quarter by the amount of cash proceeds received by Borrower from Parent, by way of cash equity contributions or cash in return for the issuance of equity interests (any such equity contribution so included in the calculation of Adjusted EBITDA or EBITDA, a “Specified Equity Contribution” and the amount of any such Specified Equity Contribution, the “Cure Amount”), within forty-five (45) days after the end of such fiscal quarter (the “Cure Date”), and that, on or prior to the Cure Date, the Borrower shall inform the Lender of the Specified Equity Contribution, whereupon the applicable covenants contained in Sections 6.1(b) shall be recalculated giving effect to the following pro forma adjustments

(1)

If, after giving effect to the foregoing recalculations, the Borrower shall then be in compliance with the requirements of all covenants contained in Section 6.1(b) the Borrower shall be deemed to have satisfied the requirements of the applicable financial covenant(s) contained in Section 6.1(b), as of the relevant date of determination with the same effect as though there had been no failure to comply therewith at such date, and the applicable breach or default of the applicable financial covenant(s) contained in Section 6.1(b) that had occurred shall be deemed cured for the purposes of this Agreement, provided, that in any event, the Borrower shall not be required to exercise a Cure Right.

(2)

Notwithstanding anything herein to the contrary, the Cure Amount for any fiscal quarter shall be no greater than the least amount required to cause the Borrower to be in compliance with the financial covenants contained in Section 6.1(b).

(3)

Notwithstanding the foregoing, the Borrower (i) shall be permitted to exercise no more than six (6) Cure Rights during the term of the Loans, (ii) shall not be permitted to exercise a Cure Right if a Cure Right had been exercised in the previous fiscal quarter, and (iii) shall not be permitted to make any Distributions until such time as the Borrower is in compliance with the financial covenants set forth in this Section 6.1(b) without including the Cure Amount in the calculation of EBITDA for the period tested.

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(4)	Cure Fee. On or prior to exercising a Cure Right hereunder, the Borrower shall pay to the Lender a cure fee totaling $20,000.00

There shall be no grace or cure period for any failure of the Borrower to comply with the financial covenants (other than the Cure Right in Section 6.1(b)(iv); provided that the Lender may waive any such failure in its sole discretion.

(c)         Financial Reporting by the Borrower. The Borrower shall furnish to the Lender, from time to time promptly upon request, such information as to the financial condition of the Borrower as the Lender may reasonably request, including, without limitation, the following:

(i)

annually, within one hundred fifty (150) days of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2025, annual reviewed financial statements for the Borrower, prepared in accordance with GAAP by a certified public accountant acceptable to Lender in its reasonable discretion, which statements shall include a balance sheet reflecting financial condition at the end of each such fiscal year, statement of profit and loss reflecting the results of operations during such fiscal year, and a statement of cash flows for such fiscal year;

(ii)

annually, within one hundred fifty (150) days of each fiscal year of the Borrower, commencing with the fiscal year ending on December 31, 2025, a copy of the filed and signed federal income tax returns with all schedules attached for the Borrower or copies of any extension filing;

(iii)	annually, within one hundred twenty (120) days of each fiscal year of the Borrower, annual insurance certificates for the Borrower;

(iv)

quarterly, within forty-five (45) days after the end of each fiscal quarter of Borrower, commencing with the fiscal quarter ending on September 30, 2025, (A) management-prepared financial statements for the Borrower certified to be true and correct by the Borrower’s treasurer or chief financial officer, which statements shall include a balance sheet reflecting financial condition at the end of each such month and a statement of profit and loss reflecting the results of operation during such month and (B) commencing with the fiscal quarter ending September 30, 2025, covenant compliance certificates for the Borrower in the form set forth in Exhibit 6.1(c)(v);

(v)	annually, within one hundred twenty (120) days after the end of each fiscal year of the Borrower, annual projections of the Borrower on a monthly consolidating basis;

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(vi)	upon request by Lender, interim financial statements of the Borrower; and

(vii)	such additional financial information regarding the Borrower or the Collateral as the Lender may reasonably request from time to time.

(d)         Licenses, Maintenance of Properties and Leases, etc. The Borrower shall preserve all Licenses and franchises necessary for their business; comply in all material respects with all applicable laws and regulations; maintain all material property necessary in its business in good working order and repair, reasonable wear and tear excepted; comply in all material respects with the terms and conditions of all its material agreements set forth in Section 5.4 above; pay when due all taxes and all lawful claims which otherwise might result in liens on its property; and comply with all funding and other material requirements under the Employee Retirement Income Security Act of 1976, as amended. The Borrower shall maintain in good repair, working order and condition (ordinary wear and tear excepted) in accordance with the general practice of other businesses of similar character and size, all of those Properties necessary to its business, and from time to time, the Borrower will make or cause to be made all appropriate repairs, renewals or replacements thereof.

(e)         Legal Existence; Merger; Ownership. Borrower shall maintain its legal existence as a corporation or limited liability company, as applicable, and its license or qualification and good standing in each jurisdiction in which its ownership or lease of property or the nature of its business makes such license or qualification necessary. The Borrower shall not (a) become a party to any merger or consolidation, (b) sell, lease, sublease or otherwise transfer or dispose (including, without limitation, pursuant to any sale-leaseback transactions) of any portion of its assets, except for (i) the sale of obsolete, worn-out or surplus equipment, (ii) dispositions between a Borrower to a Borrower, (iii) the reasonable and customary use or transfer of cash or cash equivalents in the ordinary course of business and in a manner that is not prohibited by the terms of this Agreement, (c) acquire all or substantially all of the assets of any Person or any portion of the capital stock (or other equity interests) of any Person except as expressly provided in this Agreement, or (d) acquire any assets outside the ordinary course of business except as expressly permitted in this Agreement. There shall be no Change of Control affecting the Borrower without the prior written consent of Lender. The Borrower shall not amend in any respect any of its organizational or governing documents if such change would be adverse to Lender, without obtaining the prior written consent of Lender.

(f)         Indebtedness; Subordination of Debt. The Borrower shall not incur or become liable for any Indebtedness for borrowed money (including under Capital Leases), except for Permitted Indebtedness, and any renewals and extensions of any of the foregoing, provided that the aggregate principal amount of such existing Indebtedness is not at any time increased.

(g)         Liens; Further Assurances. The Borrower shall not pledge any interest in, create, permit to be created or suffer to exist any security interest, mortgage, lien or other encumbrance upon any of its assets, except for the Permitted Liens. The Borrower shall, from time to time, at its expense, faithfully preserve and protect the Lender’s Lien on the Collateral as a continuing first priority perfected Lien, subject only to Permitted Liens, and shall do such other acts and things as Lender, in its sole discretion, may deem necessary or advisable from time to time in order to preserve, perfect and protect the Liens granted under the Loan Documents and to exercise and enforce Lender’s rights and remedies thereunder with respect to the Collateral.

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(h)         Loans. The Borrower shall not make any loans or advances to (or guaranty or become contingently liable for obligations of) any Person, except: (i) the endorsement of negotiable instruments for deposit or collection or similar services in the ordinary course of business, (ii) customary advances for reimbursable employee business expenses in the ordinary course of business, (iii) loans to employees of the Borrower for travel, entertainment and relocation expenses and other purposes in an aggregate amount not to exceed $10,000 outstanding at any time and (iv) payments for goods and services made to third parties in the ordinary course of business.

(i)         Investments. The Borrower shall not make any investments other than Permitted Investments, and provided that Borrower executes and delivers to the Lender such documents as the Lender requires to maintain a properly perfected security interest in such assets.

(j)         Event of Default. The Borrower shall immediately notify the Lender of the occurrence of any Event of Default or any event which, with notice or lapse of time or both, would become such an event, once the Borrower becomes aware of same.

(k)         Taxes. The Borrower shall pay and discharge all material taxes, assessments and governmental charges or levies imposed upon it, or upon its income or profits, or upon any Properties belonging to it, prior to the date on which penalties or interest would attach thereto, and all lawful claims which, if unpaid, might become a Lien upon any property of the Borrower; provided that the Borrower shall not be required to pay any such tax, assessment, charge, levy or claim which is being contested in good faith and by proper proceedings which serve as a matter of law to stay the enforcement of any remedy of the taxing authority or claimant and as to which the Borrower shall have set aside on its books adequate reserves.

(l)         Insurance. The Borrower shall maintain insurance, including the insurance listed in Section 4.1(b) above, with responsible and reputable insurance companies or associations reasonably satisfactory to Lender in such amounts and covering such risks as shall be reasonably satisfactory to Lender from time to time, but in any event in amounts sufficient to prevent the Borrower, from becoming a co-insurer. The Borrower shall keep all inventory, equipment, furnishings and other tangible personal property owned by the Borrower and kept or used therein fully insured against fire, lightning and extended coverage perils and against such other risks as the Lender may from time to time reasonably require, in an amount equal to the aggregate full insurable value thereof. The Borrower shall in addition ensure compliance with the requirements of the Security Agreement, and the material agreements referenced in Section 5.4 (as applicable) with respect to insurance.

(m)         Distributions. The Borrower shall be entitled to make Distributions from time to time, provided that no Distribution shall be permitted if the making of such Distribution would cause the Borrower to fail to comply with any financial covenants set forth in Section 6.1(b) and any other financial covenant imposed upon the Borrower from time to time under the Loan Documents (the Borrower hereby agreeing to test any such financial covenants prior to making any such Distribution to ensure compliance therewith); provided that tax distributions shall be permitted at all times notwithstanding any Event Default.

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(n)         Transactions with Affiliates; Distributions; Loans to Officers. Transactions with shareholders, officers, Trustees, beneficiaries or Affiliates shall not be permitted except (i) on an “arms-length” basis on terms no less favorable than those which might be obtained at the time from Persons who are not such a shareholder, officer, Trustee, beneficiary or Affiliate and (ii) the payment of management fees, the owner’s salary, the Seller Note and the Earnout.

(o)         Field Examinations/Site Visits. At all times that any of the Loans are outstanding, the Lender shall be entitled to conduct annual field audits (but no more frequently than once annually) upon reasonable prior notice to Borrower (but in any event, no later than three (3) Business Days prior notice); provided, further that any additional field audits per fiscal year of the Borrower shall be at Lender’s sole cost. Notwithstanding the foregoing, upon an Event of Default which has not been cured or waived in writing by the Lender, any and all field audits shall be as Borrower’s sole cost. Additionally, the Lender or a designee of the Lender may conduct annual site visits at Borrower’s sole cost.

(p)         Primary Banking Relationship. At all times that any of the Loans are outstanding, the Borrower shall maintain the Operating Accounts and cash management services relationship with Lender. The Borrower hereby authorizes Lender to charge any account maintained by Borrower with Lender for any payment due from Borrower under the Notes or any of the other Loan Documents. In any of the foregoing cases, such authorization, however, does not obligate Lender so to charge nor does it limit the Borrower’s obligation to make any payment when due. Notwithstanding the foregoing, with respect to each operating, money market or similar account of the Borrower not maintained by the Lender in excess of $50,000, the Borrower shall (i) transfer such account to the Lender or (ii) deliver to the Lender (A) an executed Control Agreement by the entity maintaining such account in favor of the Lender; and (B) a Pledge Agreement by the Borrower in favor of the Lender with respect to such account. Schedule 6.1(p) attached hereto lists all bank and investment accounts of the Borrower with estimated balances as of the date hereof.

(q)         Loan Agreement Schedules. Should any of the information or disclosures provided to Lender on any of the Schedules attached hereto, or otherwise, become outdated or incorrect in any material respect, the Borrower shall promptly provide Lender in writing with such revisions or updates to such Schedule as may be necessary or appropriate to update or correct same; provided, however, that no Schedule shall be deemed to have been amended, modified or superseded by any such correction or update, unless and until Lender, in its reasonable discretion, shall have accepted in writing such revisions or updates to such Schedule.

(r)         Keeping of Records and Books of Account. The Borrower shall maintain and keep proper books of record and account which enable the Borrower to issue financial statements in accordance with GAAP and as otherwise required by applicable law or regulation of any governmental authority having jurisdiction over the Borrower, and in which full, true and correct entries shall be made in all material respects of all of their dealings and business and financial affairs.

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(s)         Plans and Benefit Arrangements. The Borrower shall comply with ERISA, the Internal Revenue Code and other applicable laws and regulations applicable to plans and benefit arrangements of the Borrower. Without limiting the generality of the foregoing, the Borrower shall cause all of their employment plans to be funded in accordance with the minimum funding requirements of ERISA and shall make, in a timely manner, all contributions due to such plans.

(t)         Maintenance of Patents, Trademarks, Etc. The Borrower shall maintain in full force and effect all patents, trademarks, service marks, trade names, copyrights, licenses, franchises, permits and other authorizations necessary for the ownership and operation of their properties and businesses, if the failure so to maintain the same would create a Material Adverse Change.

(u)         Compliance with Laws. The Borrower shall comply with all applicable laws and regulations in all material respects, except where failure to do so would not create a Material Adverse Change.

(v)         Indemnification. The Borrower shall indemnify the Lender, its officers, directors, employees, agents, and affiliates (collectively, the “Indemnified Parties”) and hold the Indemnified Parties harmless against any claim or cause of action arising out of or in connection with the Loans, unless such claim or cause of action was caused by the gross negligence or willful misconduct of any of the Indemnified Parties.

(w)         Continuation of or Change in Business. The Borrower shall not engage in any business other than such business as is being substantially conducted and operated by the Borrower during the present fiscal year and businesses reasonably related thereto, and the Borrower shall not permit any material change in such business.

(x)         Fiscal Year. Without the prior written consent of the Lender, the Borrower shall not change its fiscal year from the twelve-month period beginning January 1 and ending December 31.

(z)         Life Insurance. Within sixty (60) days of the date hereof, the Borrower shall have purchased key man life insurance policies insuring the life of Miles Mamon and Lee Hudson, each in an amount equal to $1,000,000. At that time, the Borrowers shall provide to the Lender a copy of such life insurance policies, execute and deliver to the Lender the Assignments of Life Insurance Policy and do all things as the Lender reasonably requests to perfect the security interest granted thereunder, including obtaining the acknowledgment to each such assignment by the applicable life insurer, continually maintain such insurance with responsible and reputable insurance companies or associates reasonably satisfactory to the Lender, and timely pay any insurance premiums due thereunder.

(aa)         Vehicle Titles. Within sixty (60) days of the date hereof, the Borrower shall deliver to the Lender any Vehicle Titles in Borrower’s possession. Such Vehicle Titles shall be held by the Lender as security for the Borrower’s obligations to the Lender hereunder. The Lender hereby reserves the right in its sole discretion and at any time to be notated as lienholder on the Vehicle Titles delivered into Lender’s possession with the Registry of Motor Vehicles for any such state where the vehicle has been registered. All vehicle title transfer and registration costs shall be borne by the Borrowers. The Borrower shall reimburse the Lender for any reasonable and documented out-of-pocket costs incurred by the Lender in perfecting or releasing its lien on any Vehicle Titles. The Borrower shall execute and deliver any additional documents reasonably required by the Lender to evidence the Lender’s first priority security interest in all such Vehicle Titles.

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7.         Events of Default; Remedies.

7.1         Events of Default. The occurrence of any of the following events after the expiration of any applicable grace or cure periods shall constitute an “Event of Default” under this Agreement. The Events of Default set forth below are in no way intended to change or alter the DEMAND nature of the Revolving Note.

(a)         The Borrower shall fail to make any payment of principal or interest on the Notes when due thereunder or any other payment obligation in respect of this Agreement, in each case within ten (10) days of the date when due or fails to repay a Loan in full upon its applicable maturity date; or

(b)         Any representation or warranty of the Borrower contained herein or in any of the other Loan Documents shall at any time prove to have been incorrect in any material respect when made or any representation or warranty made by the Borrower in connection with the execution and delivery of this Agreement or any other instrument, document, certificate or statement executed and delivered in connection with any Loans shall at any time prove to have been incorrect in any material respect when made (except that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct in all material respects only as of such specified date); or

(c)         The Borrower shall default in the performance of any other term, covenant, or agreement contained in this Agreement (other than as provided for in Sections 7.1(a) and (b) above) or of any term, covenant or agreement contained in the other Loan Documents, and such default shall continue uncured for thirty (30) days after written notice thereof shall have been given by Lender to Borrower (unless a different grace or cure period is specifically provided for herein or in any other Loan Document and provided that there shall be no grace or cure period for Borrower’s failure to comply with the financial covenants set forth in Section 6.1(b) above); or

(d)         The Borrower shall be dissolved, shall become insolvent or bankrupt or shall cease paying its debts as they mature or shall make an assignment for the benefit of creditors; or a trustee, receiver or liquidator shall be appointed for the Borrower or for a substantial part of the property of Borrower; or bankruptcy, reorganization, arrangement, insolvency or similar proceedings shall be instituted by or against the Borrower under the laws of any jurisdiction (provided that, if involuntary, such proceedings shall not be an Event of Default unless they are not stayed or dismissed within sixty (60) days); or

(e)         Any execution or similar process claiming an amount in excess of $300,000 shall be issued or levied against the Borrower or any of its Property and such writ, attachment, execution or similar process shall not be paid, released, vacated or fully bonded within sixty (60) days after its issue or levy; or any writ of attachment or trustee process shall be served upon the Lender relating to goods, effects or credits of the Borrower in the possession of or maintained with the Lender; or

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(f)         The Borrower shall fail to meet its minimum funding requirements under ERISA with respect to any employee benefit plan (or other class of benefit which the PBGC has elected to insure) or any such plan shall be the subject of termination proceedings (whether voluntary or involuntary) and there shall result from such termination proceedings a liability of the Borrower to the PBGC which would have a material adverse effect upon the business, operations or financial condition of the Borrower; or

(g)         A Material Adverse Change shall occur; or

(h)         There shall be entered against the Borrower any final judgment not covered by insurance in excess of $300,000; or

(i)         The Borrower shall become liable under federal or state law for environmental remediation or other measures, the cost of compliance with which is not covered by insurance and is in excess of $300,000; or

(j)         Any default shall exist and remain unwaived or uncured with respect to any other Indebtedness of the Borrower in excess of $300,000 outstanding, or any of the foregoing Indebtedness shall not have been paid when due, whether by acceleration or otherwise, or shall have been declared to be due and payable prior to its stated maturity, or any event or circumstance shall occur which permits, or with the lapse of time or giving of notice or both would permit, the acceleration of the maturity of any such Indebtedness; or

(k)         Entry of any court order against the Borrower which enjoins, restrains or in any way prevents the Borrower from conducting a substantial part of its business activities or materially interferes with the ownership, use or occupation of any of their assets which court order is not rescinded or dismissed within twenty (20) days of its issuance; or

(l)         The criminal conviction or indictment of the Borrower or any senior officer of the Borrower which has been elected or appointed pursuant to the Borrower’s organizational documents of any felony crime, or the entry of any judgment against the Borrower or any senior officer of the Borrower which has been elected or appointed pursuant to the Borrower’s organizational documents for any act involving dishonesty, theft, unethical business conduct or any conduct which results in a Material Adverse Change.

For purposes of clauses (j) and (k) above, a loss or liability shall not be deemed to be “not covered by insurance”, notwithstanding that the insurer has not paid the claim, if a claim has been submitted in writing and the Borrower reasonably believes that it is covered by the relevant insurance, provided that any claim not paid or agreed to be covered by the insurer within sixty (60) business days after it is submitted shall be deemed to be not covered by insurance.

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7.2.         Rights and Remedies on Default. The Lender may refuse to make Loans during the existence of a Default Event even prior to any applicable cure period. In addition to other rights of the Lender, upon the occurrence of any Event of Default which has not been cured or waived in writing by the Lender, if such Event of Default has not been cured by the Borrower or waived by the Lender, and at any time thereafter, in addition to any other rights and remedies available to the Lender under this Agreement or otherwise, the Lender may exercise any one or more of the following rights and remedies (all of which shall be cumulative):

(a)         refuse to make any further advances under the Notes and/or declare the entire unpaid principal amount of the Notes then outstanding, all interest accrued and unpaid thereon and all other amounts payable under this Agreement, and all other Obligations of the Borrower to the Lender, to be forthwith due and payable, whereupon the same shall become forthwith due and payable, without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by the Borrower.

(b)         Enforce the provisions of this Agreement and/or the other Loan Documents by legal proceedings for the specific performance of any covenant or agreement contained herein or therein or for the enforcement of any other appropriate legal or equitable remedy, and the Lender may recover its reasonable and documented out-of-pocket costs and expenses caused by any breach by the Borrower of the provisions of this Agreement or the other Loan Documents, including court costs, reasonable and documented out-of-pocket attorneys’ fees and other costs and expenses incurred in the enforcement of the obligations of the Borrower under this Agreement.

(c)         Exercise all rights and remedies under this Agreement and/or under the Notes, the Loan Documents and any other agreement with the Lender; and exercise all other rights and remedies which the Lender may have under applicable law.

7.3.         Set-off. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence of any Event of Default which has not been waived in writing by the Lender after the expiration of any applicable cure period, the Lender is hereby authorized at any time or from time to time during the continuation of an Event of Default that has not been waived by the Lender, without presentment, demand, protest or other notice of any kind to the Borrower, all of which are hereby expressly waived, to set off and to appropriate and apply any and all deposits (general or special) and any other Indebtedness at any time held or owing by the Lender to or for the credit or the account of the Borrower against and on account of the obligations and liabilities of the Borrower to the Lender under this Agreement or otherwise, irrespective of whether or not the Lender shall have made any demand under this Agreement and although said obligations, liabilities or claims, or any of them, may then be contingent or unmatured and without regard for the availability or adequacy of other collateral. The Borrower also grants to the Lender a security interest with respect to all its deposits and all securities or other Collateral in the possession of the Lender from time to time, and, upon the occurrence of an Event of Default which has not been waived in writing by the Lender that has not been waived by the Lender, the Lender may exercise all rights and remedies of a secured party under the Uniform Commercial Code with respect thereto.

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8.         Assignment.

This Agreement shall inure to the benefit of and be binding upon the parties’ respective successors and assigns, provided that the Borrower may not assign any rights or obligations under this Agreement without the prior written consent of the Lender. It is agreed that the Lender may assign or grant to other financial institutions participations in the Loans under this Agreement without the consent of the Borrower, but Lender hereby agrees to use its best efforts to consult with the Borrower at least sixty (60) days prior to any assignment.

9.         Interpretation, Etc.

This Agreement, the Notes and the other Loan Documents constitute the entire agreement of the parties with respect to the subject matter hereof and supersede any prior correspondence or agreements relating thereto. The headings herein are for convenience of reference only and shall not affect the interpretation hereof. No provision of this Agreement, the Notes or the other Loan Documents may be amended or waived except by a written instrument signed by the party or parties to be charged. No failure or delay by the Lender in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law. If any provision hereof is prohibited or unenforceable in any jurisdiction, the same shall not affect the remaining provisions hereof nor affect the validity or enforceability of such provision in any other jurisdiction. This Agreement shall remain in effect as long as there remains outstanding any Obligation of the Borrower to the Lender. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Massachusetts without regard for the conflicts of laws provisions therein, and shall take effect as a sealed instrument. The Borrower irrevocably submits to the exclusive jurisdiction of any Massachusetts court or any federal court sitting within the Commonwealth of Massachusetts over any suit, action or proceeding arising out of or relating to this Agreement. The Borrower irrevocably waives, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any such suit, action or proceeding brought in such a court and any claim that any such suit, action or proceeding has been brought in an inconvenient forum.

10.         Waiver of Jury Trial.

The Lender and the Borrower agree that neither of them nor any assignee or successor shall (a) seek a jury trial in any lawsuit, proceeding, counterclaim or any other action based upon, or arising out of, this agreement, any loan document, any collateral or the dealings or the relationship between them, or (b) seek to consolidate any such action with any other action in which a jury trial cannot be or has not been waived. The provisions of this paragraph have been fully discussed by the Lender and the Borrower and these provisions shall be subject to no exceptions. Neither the Lender nor the Borrower has agreed with or represented to the other that the provisions of this paragraph will not be fully enforced in all instances.

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11.         Notices.

Any notice, request, demand or other communication required or permitted under this Agreement shall be given in writing by delivering the same in person to the intended addressee, (i) by overnight courier service with guaranteed next day delivery, or by certified United States Mail, postage prepaid sent to the Borrower to its chief financial officer, at the applicable address set forth on Page 1 hereof and if to Lender, at Main Street Bank, 81 Granger Boulevard, Marlborough, Massachusetts 01752, Attn: Brent Mathews, Senior Vice President, or to such different address as either the Borrower or Lender shall have designated by written notice to the other sent in accordance herewith or (ii) by electronic mail or other electronic transmission sent to [miles.mamon@roundhouseelectric.com;mmamon@kingsway-financial.com; khansen@kingsway-financial.com; miles.mamon@roundhouseelectric.com; mmamon@kingsway-financial.com and BMathews@bankmainstreet.com. Copies of all notices to Lender shall also be sent to Brent Barringer, Esq., Hackett Feinberg P.C., 155 Federal Street, 9th Floor, Boston, MA 02110. Such notices shall be deemed given when received or, if earlier, (i) in the case of delivery by courier service with guaranteed next day delivery, the next day or the day designated for delivery, (ii) in the case of delivery via electronic communication, upon transmission with confirmation of receipt, or (iii) in the case of delivery by certified United States Mail, two (2) days after deposit therein. The Lender may, in its discretion, waive any Event of Default otherwise required to be waived in writing via electronic communication.

12.         Costs and Expenses.

The Borrower agrees to pay on demand all documented and reasonable and customary out-of-pocket costs and expenses (including without limitation, reasonable legal fees) of Lender in connection with the preparation, execution and delivery of this Agreement, the Notes and the Loan Documents and any amendments or modifications of any of the foregoing, or in connection with the examination, review or administration of any of the foregoing, as well as the costs and expenses (including, without limitation, the reasonable fees and out-of-pocket expenses of legal counsel and independent public accountants) incurred by Lender in connection with interpreting, administering, preserving, enforcing or exercising any rights or remedies under this Agreement, the Notes and the Loan Documents, all whether or not legal action is instituted.

13.         Counterparts.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute instrument. In proving this Agreement, it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought. The counterpart signature pages signed by each party hereto are expressly agreed and acknowledged to be integrated parts of this Agreement.

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EXECUTED under seal as of the date first above written.

LENDER:

MAIN STREET BANK

By:
Name: Brent Mathews
Title: Senior Vice President

BORROWER:

ROUNDHOUSE ELECTRIC & EQUIPMENT CO., INC.

By:
Name: John T. Fitzgerald
Title: Authorized Signatory

LONGHORNS ACQUISITION LLC

By:
Name: John T. Fitzgerald
Title: Authorized Signatory